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                                                                     EXHIBIT 5.1

                           [LETERHEAD BAKER BOTTS LLP]


                                                                   June 28, 2002

Lyondell Chemical Company
Lyondell Chemical Nederland, Ltd.
ARCO Chemical Technology, Inc.
ARCO Chemical Technology, L.P.
One Houston Center
1221 McKinney, Suite 700
Houston, Texas 77010

Gentlemen:

          Lyondell Chemical Company, a Delaware corporation ("Lyondell"), Lyondell Chemical Nederland, Ltd., a Delaware corporation ("LCNL"), ARCO Chemical Technology, Inc., a Delaware corporation ("ACTI"), and ARCO Chemical Technology, L.P., a Delaware limited partnership ("ACTLP") (together, the "Co-registrants"), have engaged us to render the opinions we express below in connection with Lyondell's offering of $278,000,000 of 111/8% Senior Secured Notes due 2012 (the "Notes") and the issuance of the related guarantees of the Notes by LCNL, ACTI and ACTLP (the "Guarantees"), under the Registration Statement on Form S-3 (Reg. No. 333-88348) filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "1933 Act") by the Co-registrants and Lyondell Trust I, Lyondell Trust II and Lyondell Trust III, each a statutory business trust formed under the laws of the State of Delaware. The Registration Statement provides for the offering, issuance and sale from time to time of the securities described in the Registration Statement at an aggregate initial offering price that will not exceed $3,335,000,000. At your request, this opinion is being furnished to you for filing on a Current Report on Form 8-K of Lyondell and incorporation by reference as Exhibit 5.1 to the Registration Statement.

          In our capacity as counsel to Lyondell, LCNL, ACTI and ACTLP in connection with the matters referred to above, we have examined the following:
(i) the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of Lyondell, the Certificate of Incorporation and Bylaws of LCNL, the Certificate of Incorporation and the Bylaws of ACTI, and the Certificate of Limited Partnership and Partnership Agreement of ACTLP, each as amended to date, (ii) the form of Indenture for the Notes (the "Indenture") and the form of Notes included therein filed as Exhibit 4.1 to the Current Report on Form 8-K of Lyondell dated June 21, 2002, and (iii) the originals, or copies certified or otherwise identified, of corporate records of Lyondell, LCNL, ACTI and ACTLP, including minute books of Lyondell, LCNL, ACTI and ACTLP as furnished to us by Lyondell, LCNL, ACTI and ACTLP, certificates of public officials and of representatives of Lyondell, LCNL, ACTI and ACTLP, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such an opinion, we have relied upon certificates of officers of Lyondell, LCNL, ACTI and ACTLP with respect to the accuracy of the material factual matters contained in such

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certificates. We have assumed that all signatures on documents examined by us are genuine, all documents submitted to us are authentic and all documents submitted as certified or photostatic copies conform to the originals thereof.

          For purposes of the opinions we express below, we have also examined the following:

          .     the Registration Statement and its exhibits;

          .     the prospectus the Registration Statement includes;

          . the prospectus supplement dated June 26, 2002 and filed with the SEC on June 27, 2002 pursuant to Rule 424(b)(5) of the 1933 Act; and

          . the Underwriting Agreement (the "Underwriting Agreement") dated June 26, 2002 by and among the Company, the Co-registrants, Salomon Smith Barney, Inc., Banc of America Securities LLC, J.
                P. Morgan Securities Inc. and Credit Suisse First Boston Corporation, relating to the offering and sale of the Notes.

          On the basis of the foregoing, we are of the opinion that:

          1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

          2. When the Notes have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, (a) the Notes will constitute legal, valid and binding obligations of Lyondell, enforceable against it in accordance with their terms, except to the extent that the enforceability thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity and public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (b) the Guarantees will constitute legal, valid and binding obligations of LCNL, ACTI and ACTLP enforceable against LCNL, ACTI and ACTLP in accordance with their terms, except to the extent that the enforceability thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          The opinion set forth above is based on and limited in all respects to matters of the federal laws of the United States, the General Corporation Law of the State of Delaware, the contract law of the State of New York, each as currently in effect.

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          We hereby consent to the filing of this opinion of counsel as Exhibit
5.1 to the Current Report on Form 8-K of Lyondell dated June 28, 2002, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,

                                                     BAKER BOTTS L.L.P.